EXHIBIT 99.1

hhgregg Appoints New CFO, COO and CMO

Further Strengthened Management Team Through Promotions

INDIANAPOLIS, Sept 9, 2009 (Business Wire) — Indianapolis-based appliance and electronics leading retailer hhgregg, Inc. (NYSE:HGG) today announced that, after conducting an extensive search, it has appointed Jeremy J. Aguilar, currently Interim Chief Financial Officer, as the Company’s new Chief Financial Officer. hhgregg has also promoted Gregg W. Throgmartin, Senior Vice President of Store Operations, to the role of Executive Vice President and Chief Operating Officer, while Michael G. Larimer is being promoted to Chief Merchandising Officer from his current position as Senior Vice President of Electronics Merchandising. These promotions are effective immediately.

Jeremy Aguilar, Chief Financial Officer

Jeremy Aguilar has been appointed Chief Financial Officer of hhgregg and its wholly owned subsidiary, Gregg Appliances, Inc. Mr. Aguilar has served as the Company’s Interim CFO since March 2009. He joined hhgregg in 2005 and previously served as the Company’s Vice President, Controller as well as Director of Financial Reporting. Since joining hhgregg, Mr. Aguilar’s leadership has been a great compliment to the senior management team. Mr. Aguilar played an integral role in the Company’s initial public offering and follow-on offering and the development of a strong finance team. Prior to joining hhgregg, Mr. Aguilar was a Manager at KPMG LLP.

“After conducting an extensive search and meeting with many outstanding external candidates, we believe that there is no candidate better suited for the role of CFO than Jeremy,” said Dennis May, President and Chief Executive Officer. “Over the last six months, Jeremy has proved himself to be an excellent CFO, taking on a strong leadership role within the Company and leading hhgregg’s successful follow-on offering.”

Gregg Throgmartin, Executive Vice President and Chief Operating Officer

Gregg Throgmartin will become Executive Vice President and Chief Operating Officer of the Company. Mr. Throgmartin joined the Company in 2001 and has held the positions of Senior Vice President of Store Operations, Vice President of Sales, Director of

Strategic Merchandising, Regional Manager and Store Manager. Mr. Throgmartin has overseen store operations during a time of both significant growth for hhgregg and a very challenging macroeconomic environment and has provided tremendous leadership to the Company. In his new role, merchandising, marketing and store operations will report to Mr. Throgmartin.

“Gregg has led the Company through more than 65 successful grand openings and has held almost every operations role within the organization. He has overseen the execution of our store rollouts and has been an integral part of differentiating hhgregg in the marketplace through our superior customer purchase experience,” stated Dennis May.

Michael Larimer, Chief Merchandising Officer

Michael Larimer will become Chief Merchandising Officer, a promotion from his current position as Senior Vice President of Electronics Merchandising. In this new position, Mr. Larimer will provide merchandising oversight over all categories. Mr. Larimer joined the Company in 1999 as the Video Merchandising Manager, a position he held until he assumed his current role in 2001. Since Mr. Larimer joined the organization, the Company has added nearly 100 stores and navigated through several economic cycles.

“These individuals have been integral to our success and these title changes only solidify their continuing contribution to the leadership of this organization. With these promotions, we believe we have the best team in place to take hhgregg to the next level of growth,” said Dennis May. “Our executive team is committed to ensuring that we maximize the opportunities available to us in this environment, keeping the unique hhgregg purchase experience and strong culture of execution, all while remaining responsible stewards of our capital.”

About hhgregg

hhgregg (NYSE: HGG) is a specialty retailer of consumer electronics, home appliances, mattresses and related services operating under the name hhgregg® hhgregg currently operates 117 stores in Alabama, Florida, Georgia, Indiana, Kentucky, North Carolina, Ohio, South Carolina and Tennessee.

CONTACTS:	Andy Giesler - hhgregg
Vice President Finance
317-848-8710
investorrelations@hhgregg.com

Sari Martin – ICR for hhgregg
203-682-8345
Sari.Martin@icrinc.com

2